Exhibit 99.3

Press Release

TRIANGLE PETROLEUM ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

Denver, Colorado, March 16, 2011 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE Amex: TPLM) announced today that it has completed its previously announced registered offering of 16.5 million shares of common stock. The offering resulted in aggregate net proceeds to the Company of approximately $116.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The public offering was underwritten by Johnson Rice & Company L.L.C. and Canaccord Genuity Inc., as joint book-running managers, Howard Weil Incorporated, as senior co-manager, and BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Pritchard Capital Partners, LLC, Global Hunter Securities, LLC and Rodman & Renshaw, LLC, as co-managers.   The Company has also granted the underwriters a 30-day option to purchase up to an additional 2,475,000 shares of common stock to cover over-allotments, if any.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Triangle

Founded in 2006, Triangle Petroleum Corporation is an independent oil and gas exploration company that has acquired, or committed to acquire, approximately 30,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks Formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

Contact:
Triangle Petroleum Corporation
Jonathan Samuels, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com